Exhibit 10.39

UK Participants NOT Eligible for Executive Severance and CIC Plan

Stock Option Award Agreement

(Nonstatutory Stock Option Under

Stericycle, Inc. 2017 Long-Term Incentive Plan)

Stericycle, Inc., a Delaware corporation (the Company), grants to the following employee of the Company or one of its Subsidiaries (Participant, with the relevant company employing the Participant being Employer), as of the following grant date (the Grant Date), a nonstatutory stock option (the Option) to purchase the following number of shares of Common Stock (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following and the other terms and conditions of this Award Agreement:

Participant:%%FIRST_NAME%-% %%LAST_NAME%-%

Grant Date:%%OPTION_DATE,’Month DD, YYYY’%-%

Number of Option Shares:%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Exercise Price Per Share:$$OPTION_PRICE,’999,999,999.9999’%-%

Vesting Schedule:[Insert Applicable Vesting Schedule]

Latest Expiration Date:%%EXPIRE_DATE_PERIOD8,’Month DD, YYYY’%-%

Terms of Option

1.Plan. The Option has been granted under the Stericycle, Inc. 2017 Long-Term Incentive Plan (the Plan), which is incorporated into this Award Agreement by reference.  Unless otherwise provided herein, all capitalized terms used in this Award Agreement without being defined have the same meanings attributed to them in the Plan.

2.Vesting/Exercisability.  The Option shall vest and shall become exercisable with respect to the number of Option Shares subject thereto in accordance with the Vesting Schedule set forth above provided that Participant’s Termination Date has not occurred as of the applicable vesting date.  Any portion of the Option that is not vested and exercisable as of Participant’s Termination Date shall be forfeited and Participant shall have no further rights with respect thereto.  In no event shall the Option continue to vest after Participant’s Termination Date.  Notwithstanding the foregoing:

(a)The Option shall vest and shall become exercisable as to all Option Shares then subject to the Option upon Participant’s Termination Date if Participant’s Termination Date occurs on account of  death.

(b)The Option is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Paragraph 7 of this Award Agreement . In addition, Participant may be required to repay the Company the net proceeds from the sale of any Option Shares as also provided in the Employee Covenant Agreement.

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(c)If (i) a Change of Control occurs prior to the date on which the Option is fully vested, (ii) on or within 12 months following the Change of Control (the Protected Period), Participant’s Termination Date occurs as a result of a Qualifying Termination (as defined in subparagraph (d)), and (iii) the Release Requirements (as defined in subparagraph (d)) are satisfied as of the date that is 60 days following Participant’s Termination Date, then the Option shall become fully vested with respect to all of the Option Shares subject thereto as of the Termination Date (to the extent not already vested).

(d)For purposes of this Award Agreement :

(i)A Qualifying Termination means the occurrence of Participant’s Termination Date by reason of (I) termination by the Company or a Subsidiary without Cause or (II) termination by Participant for Good Reason (as defined below).

(ii)Participant’s Termination Date shall be considered to have terminated for Good Reason if (A) without Participant’s consent, one or more of the following actions or omissions occurs: (I) a material reduction in Participant’s base salary as in effect immediately prior to the Change of Control, (II) Participant is required to be based at any office or location more than 50 miles from Participant’s office or location in effect immediately prior to the Change of Control, (III) any material diminution in Participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control, or (IV) any material breach of this Award Agreement or the Plan by the Company or the Committee, (B) Participant notifies the Company in writing of the event constituting Good Reason within 90 days after the occurrence of such event and within the Protected Period, (C) the Company has not cured the event constituting Good Reason within 30 days following receipt of the notice from Participant, and (D) Participant terminates employment within 5 days following expiration of the cure period.  For the avoidance of doubt, a delay in the delivery of a notice of Good Reason or in Participant’s termination following the lapse of the cure period shall constitute a waiver of Participant’s ability to terminate for Good Reason under this Award Agreement.

(iii)The Release Requirements will be satisfied as of any date provided that, as of such date, Participant (A) has timely delivered to the Company a general waiver and release of claims in favor of the Company and related parties (the Release) in such form provided by the Company in its sole discretion and with such terms and conditions (which shall include, but are not limited to, non-competition, non-solicitation, confidentiality, and other restrictive covenants, as well as the events that shall result in the forfeiture, recoupment, and/or claw-back of the benefits provided under this Award Agreement and the Plan) as are reasonably acceptable to the Company, (B) Participant does not revoke the Release, and (C) the revocation period related to such Release has expired.

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3.Expiration.  The Option shall expire and shall no longer be exercisable after the Expiration Date as defined in the Plan (which generally provides that if the Participant’s Termination Date occurs for any reason other than death, Disability, or Cause, the Expiration Date will be the 90th day after the Termination Date) but in no event later than the Latest Expiration Date as set forth above.  Notwithstanding the definition of Expiration Date under the Plan, however, if Participant’s Termination Date occurs on account of Retirement (as defined below), the Option shall remain exercisable until the earlier of the 12 month anniversary of Participant’s Termination Date or the Latest Expiration Date set forth above.  For purposes of this Agreement, Participant’s Termination Date shall be considered to have occurred on account of “Retirement” if his Termination Date occurs on or after the date that (a) he has attained age 65 or (b) he has attained 55 and completed at least 10 years of continuous service with the Company and its affiliates and provided that his Termination Date does not occur for any other reason other than Retirement (including termination for Cause).

4.Manner of Exercise. The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by written notice of exercise to the Committee (or its designee) at the Company’s principal executive offices (which are currently located at 28161 North Keith Drive, Lake Forest, Illinois 60045), which is received prior to the Option’s Expiration Date, together with (a) full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised and (b) full payment of an amount equal to the Option Tax Liability (as defined in Paragraph 7) and any NIC Liability (as defined in Paragraph 8) in connection with the exercise if any (unless arrangements satisfactory to the Company for its payment have been made).

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

5.Manner of Payment. Subject to the following provisions, the full Exercise Price for Option Shares purchased upon the exercise of the Option shall be paid in cash at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

Participant may also elect to pay the Exercise Price (and any applicable withholding taxes) upon the exercise of an Option by irrevocably authorizing a third party approved by the Committee to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

Payment of the Option Tax Liability shall be made in cash or by such other method of payment agreed to by the Company in accordance with Paragraph 7. Payment of any NIC Liability shall be made in accordance with Paragraph 7 and the terms of the Joint Election.

6.Tax Consequences. Participant understands and acknowledges that he or she should take advice from an appropriate independent professional adviser in respect of (i) the United Kingdom taxation implications of the grant, exercise (and the acquisition of shares pursuant to the exercise), assignment, release, cancellation or any other disposal of the Option

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(a Trigger Event) and any sale or disposal of the Option Shares; and (ii) the United Kingdom taxation indemnity provisions in Paragraphs 7(a) and 7(b).

7.Participant’s Taxation Indemnity

(a)To the extent permitted by law, Participant agrees to indemnify and keep indemnified the Employer and the Employer as trustee for and on behalf of any related corporation (for example, the Company), in respect of any liability or obligation of the Employer and the related corporation to account for income tax (under PAYE or any other taxation provisions) and primary (Class 1) National Insurance contributions (NICs) in the United Kingdom to the extent arising from a Trigger Event or arising out of the acquisition, retention or disposal of the Option Shares.

(b)The Company shall not be obliged to allot and issue any Option Shares or any interest in Option Shares pursuant to the exercise of the Option unless and until Participant has paid to the Employer such sum as is, in the opinion of the Company, sufficient to indemnify the Employer in full against any liability the Employer has to account to HMRC for any amount of, or representing, income tax or primary NICs (the Option Tax Liability) and to pay to the Company (as agent for the Employer) or to the Employer the amount of any NIC Liability (as defined in Paragraph 8), or Participant has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability or NIC Liability will be recovered from Participant within such period as the Company may then determine.

(c)In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of Option Shares to which Participant would have otherwise been entitled upon the exercise of the Option, such number of Option Shares as, in the opinion of the Company, will enable the Company to sell as agent for Participant (at the best price which can reasonably be expected to be obtained at the time of the sale) and to pay over to the Employer sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy Participant’s liability under the indemnity given in Paragraph 7(a), and to cover any NIC Liability.

8.Employer’s NICs. Participant is required to enter into a joint election with the Employer pursuant to which the whole of the liability of the Employer to secondary (class 1) NICs arising in relation to the Option (the NIC Liability) is transferred to Participant, as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992, in such form as the Company may reasonably require (the Joint Election).  The Option may not be exercised before a Joint Election has been entered into by Participant in relation to it, and if Participant has not entered into such a Joint Election by the date reasonably required by the Company the Company may upon giving notice to Participant to that effect cause the Option to lapse.  Participant shall pay the amount of the NIC Liability to the Company or the Employer to enable the Employer to account for the NIC Liability in accordance with the terms of Paragraph 7 and the Joint Election.

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9.Transferability. The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Option shall not be subject to execution, attachment or similar process.

10.Interpretation/Administration. This Award Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Participant’s rights in respect of the Option without Participant’s consent.

If there is a conflict or inconsistency between this Award Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Award Agreement and the Plan shall be final and binding.

The authority to manage and control the operation and administration of this Award shall be vested in the Committee, and the Committee shall have all powers with respect to the Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to the Award or this Award Agreement is final and binding on all persons.

11.No Employment Rights, No Compensation for Loss. Nothing in this Award Agreement shall be considered to confer on Participant any right to continue in the employ of the Company or a Subsidiary or to limit any  right the Employer or the Company or another Subsidiary (if Participant's employer) may have to terminate Participant’s employment. Under no circumstances on ceasing to be in employment or service of the Company or a Subsidiary will Employee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which Employee might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

12.No Stockholder Rights. Participant shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until shares of Common Stock are issued to Participant following the exercise of the Option.

13.Data Protection.  The Company and any Subsidiary will process Participant’s data in accordance with:

(a)the applicable data privacy policy or policies adopted by the Company or any Subsidiary; and

(b)any data privacy notice(s) provided to Participant covering the processing of Participant’s data in connection with the Plan.

14.Governing Law. This Award Agreement shall be governed in accordance with the laws of the State of Illinois.

15.Binding Effect. This Award Agreement shall be binding on the Company and Participant and on Participant’s heirs, legatees and legal representatives.

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16.Adjustment.  The Option, the number and kind of shares subject to the Option and the Exercise Price per share shall be subject to adjustment by the Committee in accordance with the terms of the Plan.

17.Acceptance. The Company shall be bound by this Agreement as of the Grant Date, but the Option shall not be capable of exercise until the grant of the Option has been accepted by Employee in accordance with the Company's online administration system for the Plan. By accepting the grant of the Option Employee agrees to be bound by all the terms and conditions of this Agreement. If Employee has not accepted the grant of the Option by the time specified by the Company (which shall give a reasonable time for acceptance by Employee) the Company may upon giving notice to Employee to that effect cause the Option to lapse.

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